
Computation of Ratios of Earnings to Fixed Charges                                                                     Exhibit 12
The Chase Manhattan Corporation and Subsidiaries

                                                         Six Months Ended
                                                             June 30,                        Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
($ in millions)                                  1995        1994         1994         1993        1992         1991        1990
------------------------------------------------------------------------------------------------------------------------------------
Earnings:

Net Income (Loss) ..........................      $  541      $  671      $1,205      $  966      $  639      $  520       $ (334)
Less:  Cumulative Effect of Change in
      Accounting Principle* ................          --          --          --         500          --          --           --
------------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss) Before Cumulative Effect
   of Change in Accounting Principle .......         541         671       1,205         466         639         520         (334)
Less:  Equity in Undistributed Income (Loss)
      of Unconsolidated Subsidiaries and
      Associated Companies .................           7           5           7          36          11         (32)         (40)
Income Taxes ...............................         326         412         565         265         186         124          203
Fixed Charges Excluding Interest On
   Deposits ................................       1,106       1,374       2,187       2,670       2,277       1,988        3,190
------------------------------------------------------------------------------------------------------------------------------------
Total Earnings, Excluding Interest On
   Deposits, As Adjusted ...................       1,966       2,452       3,950       3,365       3,091       2,664        3,099
Interest On Deposits .......................       1,314       1,178       2,326       2,014       2,935       4,374        5,273
------------------------------------------------------------------------------------------------------------------------------------
Total Earnings, Including Interest On
   Deposits, As Adjusted ...................      $3,280      $3,630      $6,276      $5,379      $6,026      $7,038       $8,372
------------------------------------------------------------------------------------------------------------------------------------

Fixed Charges:

Interest Expense and Amortization of Debt
   Discount and Issuance Costs,
      Excluding Interest On Deposits .......      $1,070      $1,339      $2,119      $2,591      $2,205      $1,920       $3,115
One-Third of Net Rental Expenses ...........          36          35          68          79          72          68           75
------------------------------------------------------------------------------------------------------------------------------------
Total Fixed Charges For Ratio, Excluding
   Interest On Deposits ....................       1,106       1,374       2,187       2,670       2,277       1,988        3,190
Interest On Deposits .......................       1,314       1,178       2,326       2,014       2,935       4,374        5,273
------------------------------------------------------------------------------------------------------------------------------------
Total Fixed Charges For Ratio, Including
   Interest On Deposits                           $2,420      $2,552      $4,513      $4,684      $5,212      $6,362       $8,463
------------------------------------------------------------------------------------------------------------------------------------
Ratio Of Earnings To Fixed Charges:

Excluding Interest On Deposits .............        1.8x        1.8x        1.8x        1.3x        1.4x        1.3x           **
Including Interest On Deposits .............        1.4x        1.4x        1.4x        1.1x        1.2x        1.1x           **
------------------------------------------------------------------------------------------------------------------------------------

* Represents the cumulative effect of change in accounting principle relating to the adoption of SFAS 109 ("Accounting for Income Taxes") in the first quarter of 1993.

** For the year ended December 31, 1990, earnings did not cover fixed charges by $91 million primarily as a result of large additions to the Reserve for Possible Credit Losses and special charges.

For purposes of computing the consolidated ratios, earnings represent net income
(loss) plus applicable income taxes and fixed charges, less cumulative effect of change in accounting principle (for the year ended December 31, 1993) and equity in undistributed earnings (losses) of unconsolidated subsidiaries and associated companies. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), amortization of debt discount and issuance costs and one-third (the amount deemed to represent an interest factor) of net rental expense.


                                       44